SUPPLEMENT DATED APRIL 2, 1998
                     TO SUPPLEMENTS DATED JANUARY 30, 1998,
                      DECEMBER 23, 1997, NOVEMBER 18, 1997,
                              AND OCTOBER 24, 1997,
                      TO PROSPECTUS DATED OCTOBER 22, 1997

                             WASHINGTON MUTUAL, INC.

         On February 6, 1998, Peter T. Joseph, who is named in the Prospectus as a Selling Stockholder, transferred 1,557 shares of Common Stock to Educational Broadcasting Corp.

         On or about February 10, 1998, David W. Mills, who is named in the Prospectus as a Selling Stockholder, transferred 7,698 shares of Common Stock to W S Investments, L.P.

         On or about March 19, 1998, Mark L. Hart, who is named in the Prospectus as a Selling Stockholder, transferred 291 shares of Common Stock to Mary Frances Hart.

     On March 20, 1998, Dee J. Kelly, who is named in the Prospectus as a Selling Stockholder, transferred 2,991 shares of Common Stock to the Dee J. Kelly Foundation.

         On April 2, 1998, Billie J. Ellis, who is named in the Prospectus and the Prospectus Supplement dated December 23, 1997, as a Selling Stockholder, transferred 492 shares to Mary Ellis, who is named as a Selling Stockholder in the Prospectus.

         Netcong Newton Partners, L.P., who is named in the Prospectus as a Selling Stockholder, has sold 610,045 shares of Common Stock otherwise than pursuant to the Registration Statement in transactions exempt from registration. Such shares are hereby removed from registration pursuant to this Registration Statement.

         The Equitable Life Assurance Society of the United States, who is named in the Prospectus as a Selling Stockholder, has sold 750,000 shares of Common Stock otherwise than pursuant to the Registration Statement in a transaction exempt from registration. Such shares are hereby removed from registration pursuant to this Registration Statement.

         As a result of the foregoing transfers, the number of Shares eligible for resale pursuant to the Registration Statement by persons previously named as Selling Stockholders and named below is adjusted to the number set forth opposite such person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement). Also as a result of the foregoing transfers, the other persons named below are added to the list of Selling Stockholders, and the number of Shares that each may sell pursuant to the Registration Statement is as set forth opposite such person's name:


 Name                                                                                          Shares

 Billie J. Ellis                                                                               16,475
 David W. Mills                                                                                   -0-
 Dee J. Kelly                                                                                  10,459
 Dee J. Kelly Foundation                                                                        2,991
 Educational Broadcasting Corporation                                                           1,557
 The Equitable Life Assurance Society of the United States                                    315,345
 Mary Ellis                                                                                    15,480
 Mark L. Hart                                                                                   7,100
 Mary Frances Hart                                                                                291
 Netcong Newton Partners, L.P.                                                                    -0-
 Peter T. Joseph                                                                              491,878
 W S Investments, L.P.                                                                          7,698

            The date of this Prospectus Supplement is April 2, 1998.